Exhibit 6.41

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of June 1, 2026 (the “Amendment Effective Date”), by and between Pacaso SG II LLC, a Delaware limited liability company (the “Company”), and SG Ranch Fund LP (the “Lender”).

RECITALS

WHEREAS, the Company and the Lender are parties to that certain Credit Agreement, dated as of February 21, 2025 (as in effect immediately prior to the effectiveness of this Amendment, the “Existing Credit Agreement” and, as amended by this Amendment, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Company and the Lender desire to amend certain terms and conditions of the Existing Credit Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to Credit Agreement. Effective as of the Amendment Effective Date, the Existing Credit Agreement is hereby amended as follows:

1.1.	Amendment to the Definition of “Maximum Loan Amount.” The definition of “Maximum Loan Amount” in Schedule B to the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Maximum Loan Amount” means the lesser of (a) Forty Million Dollars ($40,000,000) and (b) the Borrowing Base.

1.2.	Amendment to the Definition of “Scheduled Maturity Date.” The definition of “Scheduled Maturity Date” in Schedule B to the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Scheduled Maturity Date” means the date that is four (4) years after the Amendment Effective Date.

1.3.	Amendment to Section 1(a) (Borrowing Termination Date). The final sentence of Section 1(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Subject to the Maximum Loan Amount, Borrowers may request Loans at any time prior to the 12-month anniversary of the Amendment Effective Date (the “Borrowing Termination Date”).

1

1.4.	Amendment to the Definition of “Advance Amount.”

(a) Solely with respect to Loans funded on or after the Amendment Effective Date, the definition of “Advance Amount” in Schedule B to the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Advance Amount” with respect to any Propco, means an amount equal to the sum of: (a) with respect to any Property Shares held by Investors, the Applicable CSA Advance Rate multiplied by the then current face value of any CSAs, if any, and (b) with respect to any Property Shares that are held by the Company, (i) from and after the applicable Draw Date and for a period of 179 days thereafter, the product of (A) sixty-five percent (65%) of the Collateral Value of the Subject Real Property and (B) a fraction, the numerator of which is the number of Property Shares held by the Company and the denominator of which is 8, and (ii) on or after 180 days following the Draw Date, zero (provided, however, that in no event shall the amount advanced in respect of any Propco exceed seventy percent (70%) of the Collateral Value of its Subject Real Property), less (c) any other outstanding Indebtedness.

The “Applicable CSA Advance Rate” shall be determined for each Propco based on the DSCR of such Propco as follows: (x) if the DSCR is greater than 1.0, one hundred percent (100%); (y) if the DSCR is greater than or equal to 0.6 but less than or equal to 1.0, ninety-five percent (95%); and (z) if the DSCR is less than 0.6, ninety percent (90%).

(b) The Advance Amount with respect to any Loan funded prior to the Amendment Effective Date shall continue to be calculated in accordance with the definition of “Advance Amount” as set forth in the Existing Credit Agreement (without giving effect to this Section 1.4(a)).

(c) Notwithstanding the foregoing clauses (a) and (b), the Advance Amount for all outstanding Loans (whether funded before, on or after the Amendment Effective Date) shall at all times be subject to the Borrowing Base Step-Down set forth in Section 1.8 of this Amendment.

New Definition of “Eligible Real Estate Value.” The following new definition is hereby added to Schedule B to the Existing Credit Agreement in appropriate alphabetical order:

“Eligible Real Estate Value” means, as of any date of determination, sixty-five percent (65%) of the aggregate value of Property Shares owned by the Guarantor or the Company which have not been owned the Guarantor or the Company for more than 270 days. For purposes of this definition only, the value of any Property Share shall be (1)(a) the original purchase price paid by the Guarantor or the applicable Propco for the applicable Subject Real Property (plus all amounts paid by Guarantor or the applicable Propco for any furniture, fixtures or equipment in connection with such Subject Real Property), divided by eight (8), multiplied by the number of shares of the subject property owned by the Guarantor or the Company, less (2) any financing associated with the share(s) owned by the Guarantor or the Company. For purposes of this definition only, references to “Property Share,” “Propco,” and “Subject Real Property” shall include, respectively, all equity interests in, all Subsidiaries of the Guarantor or the Company that own real property and all real property owned by such Subsidiaries, in each case whether or not a Loan has been requested or funded with respect thereto under this Agreement.

2

1.5.	Amendment to the Definition of “Interest Reserve.” The definition of “Interest Reserve” in Schedule B to the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Interest Reserve” means, with respect to each Propco, an amount in Qualified Cash to be held in the Interest Reserve Account, equal to the following:

(a) If the DSCR of such Propco is greater than or equal to 1.25, an amount equal to three (3) months of interest due under the CSAs to which such Propco is a party;

(b) If the DSCR of such Propco is less than 1.25 but greater than or equal to 1.0, an amount equal to six (6) months of interest due under the CSAs to which such Propco is a party;

(c) If the DSCR of such Propco is less than 1.0 but greater than or equal to 0.6, an amount equal to nine (9) months of interest due under the CSAs to which such Propco is a party; and

(d) If the DSCR of such Propco is less than 0.6, an amount equal to twelve (12) months of interest due under the CSAs to which such Propco is a party.

1.6.	Amendment to Section 10.3 (Financial Covenants). Section 10.3 of the Existing Credit Agreement is hereby amended by adding the following new clause (e) at the end thereof:

(e) As of the last day of each fiscal quarter (each, a “Quarterly Test Date”), the Cash Burn of the Guarantor and its consolidated Subsidiaries for the trailing three (3) month period ending on such Quarterly Test Date shall not exceed Six Million Dollars ($6,000,000). For purposes of this clause (e), “Cash Burn” means, for any period, an amount equal to (i) Adjusted EBITDA for such period, minus (ii) net cash interest expense for such period, minus (iii) capitalized technology costs for such period, minus (iv) cash debt costs (including financing fees) for such period, plus or minus (v) net cash proceeds or losses from whole home dispositions and any third-party fees associated therewith for such period, in each case determined on a consolidated basis. For purposes of this clause (e), “Adjusted EBITDA” means net income (loss) of the Guarantor and its consolidated Subsidiaries for the applicable period, plus, to the extent deducted in calculating such net income (loss), (A) interest expense, (B) income tax expense, (C) depreciation and amortization expense, (D) stock-based compensation expense, (E) non-recurring expenses, (F) unrealized gain or loss on foreign currency, (G) non-recurring impairment and write-offs, (H) offering costs, and (I) adjustments to align the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue or net gain on real estate investment is recorded in order to improve the comparability of the measure to our non-GAAP financial measure of adjusted gross profit.

3

1.7.	Borrowing Base Step-Down. The following new Section 8.8 is hereby added to the Existing Credit Agreement:

“Section 8.8 Borrowing Base Step-Down.

(a) Notwithstanding anything to the contrary in this Agreement (including the definition of “Advance Amount” as in effect both before and after the First Amendment Effective Date), at any time during which a Step-Down Condition (as defined below) exists, the applicable advance rate percentages set forth in clauses (a) and (b)(i)(A) of the definition of “Advance Amount” (as applicable to any outstanding Loan, whether funded before, on or after the First Amendment Effective Date) shall each be reduced by five percentage points (5%). For the avoidance of doubt, such reduction shall apply to both (x) Loans to which the definition of “Advance Amount” set forth in the Existing Credit Agreement (as defined in the First Amendment) applies and (y) Loans to which the amended definition of “Advance Amount” set forth in the First Amendment applies.

(b) A “Step-Down Condition” shall exist at any time at which the sum of Step-Down Qualified Cash plus the Eligible Real Estate Value is less than Twenty Million Dollars ($20,000,000).

(c) “Step-Down Qualified Cash” means, as of any date of determination, the aggregate amount of unrestricted Cash and Cash Equivalents of the Guarantor and all of its wholly-owned Subsidiaries, on a consolidated basis, including 65% of all amounts due to the Guarantor or its Subsidiaries from owners of Property Shares under active payment plans and other credit arrangements for products or services already provided, as such balances are reduced as scheduled payments are received.

(d) During the existence of a Step-Down Condition, if the Allocated Loan Amount with respect to any Propco exceeds the Advance Amount for such Propco (as reduced pursuant to clause (a) above), the Company shall, within five (5) Business Days following the occurrence of such Step-Down Condition, prepay the portion of the Loans attributable to such Propco in an amount sufficient to reduce the Allocated Loan Amount for such Propco to an amount not exceeding the Advance Amount for such Propco (as so reduced). For the avoidance of doubt, such prepayment shall be required on a Propco-by-Propco basis regardless of whether the aggregate Loan Balance is within the Borrowing Base at the portfolio level.

(e) Upon the cessation of a Step-Down Condition, the advance rate percentages shall be restored to their applicable levels (without giving effect to the reduction set forth in clause (a) above). If the Company has made any mandatory prepayments pursuant to clause (d) above during the existence of the applicable Step-Down Condition, the Company shall have the right, upon not less than five (5) Business Day’s prior written notice to the Lender, to borrow additional amounts with respect to each affected Propco up to the difference between the then-current Allocated Loan Amount for such Propco and the previously applicable Advance Amount. Any such borrowing pursuant to this clause (e) shall be deemed a Loan for all purposes of this Agreement, notwithstanding (x) Section 8.3(a) (to the extent it would otherwise prohibit reborrowing of amounts previously repaid) and (y) provided, that all other conditions to funding set forth in Section 4.2 are satisfied as of the date of such borrowing.”

4

2.	Renewal Fee. In consideration of the Lender’s agreement to enter into this Amendment, the Company shall pay to the Lender, on the Amendment Effective Date, a renewal fee (the “Renewal Fee”) equal to 0.50% of the Maximum Loan Amount (as amended hereby), which Renewal Fee shall be fully earned on the Amendment Effective Date and non-refundable.

3.	Conditions to Effectiveness. This Amendment shall become effective on the date on which each of the following conditions shall have been satisfied (or waived by the Lender):

(a) Execution. The Lender shall have received counterparts of this Amendment, duly executed and delivered by each of the parties hereto.

(b) Renewal Fee. The Lender shall have received payment of the Renewal Fee.

(c) Representations and Warranties. The representations and warranties set forth in Section 4 hereof shall be true and correct on and as of the Amendment Effective Date.

(d) No Default. No Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date, after giving effect to this Amendment.

(e) Fees and Expenses. The Company shall have paid all reasonable fees and out-of-pocket expenses of the Lender (including reasonable, out-of-pocket attorneys’ fees) incurred in connection with this Amendment.

4.	Representations and Warranties. The Company hereby represents and warrants to the Lender as of the Amendment Effective Date as follows:

(a) No Default or Event of Default has occurred and is continuing on the Amendment Effective Date, after giving effect to this Amendment.

(b) The Company has full power and authority to execute, deliver and perform this Amendment, and the execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of the Company.

(c) This Amendment constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.	Effect of Amendment. Except as expressly amended hereby, the Existing Credit Agreement and each other Financing Document shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed. This Amendment shall not constitute an amendment or waiver of any provision of the Existing Credit Agreement not expressly referred to herein and shall not be construed as an amendment, waiver, or consent to any action on the part of the Company that would require an amendment, waiver, or consent of the Lender except as expressly stated herein. On and after the Amendment Effective Date, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Agreement shall mean and be a reference to the Agreement, as amended by this Amendment. This Amendment shall constitute a “Financing Document” for all purposes of the Agreement.

5

6.	Guarantor Acknowledgment. By its execution below, the Guarantor hereby (a) acknowledges and consents to this Amendment, (b) confirms that its Guaranty and each other Financing Document to which it is a party remains in full force and effect, and (c) ratifies and confirms its obligations thereunder.

7.	Miscellaneous.

(a) Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format date file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(c) Headings. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

(d) Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

[Signatures on following page]

6

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

PACASO SG II LLC

By:	/s/ Alvaro Cortes
Name:	Alvaro Cortes
Title:	Authorized Signatory

Acknowledged and Agreed:

PACASO INC., as Guarantor

By:	/s/ Alvaro Cortes
Name:	Alvaro Cortes
Title:	Chief Financial Officer

7

SG RANCH FUND LP, as Lender

By: Saluda Grade Income Fund GP LLC, its General Partner

By:	/s/ Timothy Carr
Name:	Timothy Carr
Title:	Authorized Signatory

8